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                                                                     Exhibit 8.1


                [McGUIRE, WOODS, BATTLE & BOOTHE LLP LETTERHEAD]


                                 June 28, 1999

AMF Bowling, Inc.
8100 AMF Drive
Richmond, Virginia  23111

Ladies and Gentlemen:

     We have been requested, as your special tax counsel, to render federal tax advice in connection with the Registration Statement on Form S-3 (File No. 333-77763) (the "Registration Statement") filed by AMF Bowling, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 27,998,929 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and transferable rights to subscribe for the Common Stock.

     We have reviewed the statements set forth in the Registration Statement under the heading "Certain Federal Income Tax Consequences" and hereby advise you that such statements, insofar as they are, or refer to, statements of United States law or legal conclusions relating thereto, are accurate in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to us under the heading "Certain Federal Income Tax Consequences" in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,


                                       /s/ McGuire, Woods, Battle & Boothe LLP